Exhibit 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into by Quintiles Transnational Corp., a North Carolina corporation (hereinafter the “Company”) and Thomas Pike (hereinafter the “Executive”). The Company desires to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment, on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1. EMPLOYMENT. The Company employs Executive and Executive accepts employment on the terms and conditions set forth in this Agreement.

2. NATURE OF EMPLOYMENT. Executive shall serve as Chief Executive Officer of the Company (or of such Affiliate of the Company as becomes a publicly traded entity due to an initial public offering prior to a Change in Control during the term of this Agreement) and shall have all such duties, responsibilities and authority as are customary to such role and such additional duties as the Board of Directors of the Company (the “Board”) may lawfully assign from time to time commensurate with his title and remuneration. As Chief Executive Officer of the Company, Executive shall report to the Board or to such Committee comprised of Board members as the Board shall designate and shall have all such authorities and responsibilities as shall be established in the By-laws of the Company.

2.1 Executive shall perform all duties and responsibilities and exercise all authority in accordance with, and shall otherwise comply with, all Company policies, procedures, practices and directions.

2.2 Executive shall devote all of his working time, best efforts, knowledge and experience to perform successfully his duties and advance the Company’s and/or its Affiliates’ interests. During his employment, Executive shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Board’s prior written consent (such consent not to be unreasonably withheld); provided, however, that this provision does not prohibit Executive from managing his personal or family investments and finances (including as investor in and officer (with limited duties) of Revestors LLC and GamerConnect LLC), or from being involved in charitable, civic or religious activities (including serving without compensation on a charitable board), which do not materially interfere with the performance of the Executive’s duties hereunder or create actual or potential conflicts of interest with the Company and/or its Affiliates. As used in this Agreement, “Affiliate” shall mean: (i) any of the Company’s parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or Company’s parent, subsidiary or related entity.

2.3 Upon the commencement of the term of this Agreement, the Company shall nominate Executive for a seat on the Board and on the Board of Directors of Quintiles Transnational Holdings, Inc. (which Boards are overlapping), and shall renominate him upon the expiration of each subsequent term thereafter, unless or until Executive is not elected to the Board at any annual meeting of the Company’s stockholders. Executive shall not receive additional compensation for such Board service. The Executive also agrees to serve, without additional compensation, as the chief executive officer and/or director of any Affiliate of the Company if so requested by the Board.

2.4 Executive’s base of operation shall be Durham, NC, subject to such business travel as may be reasonably necessary in the performance of Executive’s duties.

2.5 Within thirty (30) days following approval of the grant of Options in Section 3.6.1, Executive shall (i) execute a “Joinder Agreement,” in substantially the form attached hereto as Appendix A, pursuant to which he shall become a party to that certain Shareholders Agreement dated as of January 22, 2008, as such agreement may have been or may be amended from time to time (the “Shareholders Agreement”), among the Company and the persons named therein, as a “Management Shareholder” (as defined therein); (ii) purchase from the Company for cash or its equivalent shares of the common stock of Quintiles Transnational Holdings Inc. (“Holdings”), par value $0.01 per share (the “Common Stock”), having an aggregate fair market value of one million dollars ($1,000,000) (rounded down to the nearest whole share); and (iii) shall further execute such other documents as may be required to effectuate such purchase and comply with applicable securities laws. The fair market value of the Common Stock as of the date of purchase shall be conclusively established by the Compensation & Nominations Committee of the Board based upon an independent appraisal of such fair market value of the Common Stock from a nationally recognized investment bank or appraisal firm. Shares of Common Stock purchased by Executive shall be subject to the terms and conditions of the Shareholders Agreement.

3. COMPENSATION.

3.1 Base Salary. Executive’s monthly base salary for all services rendered shall be eighty three thousand three hundred thirty-three dollars ($83,333), payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time for executives. Executive’s base salary shall be reviewed annually for increase in accordance with the Company’s policies, procedures and practices as they may exist from time to time and with regard to market competitiveness.

3.2 Executive Performance Incentive Plan. Executive will participate in the annual Performance Incentive Plan (or successor plans) at a target level of one hundred percent (100%) of his then annual base salary, prorated for any partial year of participation, and in such other or successor program(s) as the Company shall make available from time to time. The Executive’s participation in any such plan or program shall be subject to the applicable terms, conditions and eligibility requirements thereof, as they may exist from time to time. For the year 2012, Executive shall be guaranteed a bonus in the amount of at least six hundred sixty six thousand, six hundred and sixty seven dollars ($666,667), subject to such service-based forfeiture provisions as may apply under the Executive Performance Incentive Plan, except as otherwise provided herein.

3.3 Other Benefits. Executive may participate in such medical, dental, life and disability insurance, 401(k), personal leave, executive benefit allowance and other employee benefit plans and programs as may be made available to Executives at the Company’s discretion from time to time, except Executive may not receive severance payments other than as specified in this Agreement; provided, however, that Executive’s participation in any such benefit plans and programs shall be subject to the applicable terms, conditions and eligibility requirements thereof, as they may exist from time to time for executives generally (unless more favorable to Executive).

3.4 Relocation. Company will provide Executive with the Company’s relocation package which, subject to its terms and conditions, will include temporary housing up to December 31, 2012, or such longer period as the Board shall approve upon request of Executive, reimbursement of reasonable travel costs between his current residence and North Carolina for such time as Executive remains in temporary housing, reimbursement of closing costs, a ten thousand dollar ($10,000.00) miscellaneous allowance, and reimbursement for all reasonable moving expenses such as packing, shipping, storage and other costs with appropriate receipts, subject to all applicable withholdings for taxes. Notwithstanding the foregoing and the terms of the Company’s relocation program, reimbursement of eligible expenses under the relocation program will be permitted for up to twenty four (24) months after commencement of Executive’s employment, and any taxable payment made under the Company’s relocation package that is includible in Executive’s gross income shall be increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date. All reimbursements and payments made in connection with relocation shall be provided to Executive within sixty (60) days of when any reimbursable expense is incurred.

3.5 Business Expenses. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time for executives generally unless more favorable to Executive. Expenses covered by this provision include but are not limited to travel (including first class air pursuant to Company policy), entertainment, professional dues, subscriptions and dues, fees and expenses associated with membership in various professional, and business and civic associations of which Executive’s participation is in the Company’s best interest. All such reimbursements shall be made no later than March 15 of the year following the year in which the expenses were incurred. The Company shall also provide Executive with a monthly executive benefit allowance of three thousand three hundred thirty-three dollars ($3,333), less applicable withholding, and paid in substantially equal installment payments in accordance with the Company’s normal payroll practices. This allowance is intended to be used for miscellaneous expenses for which reimbursement by the Company is not otherwise available, such as automobile expenses, tax return preparation fees, financial planning fees, legal fees, any micro purchase plan, and such other expenses of the Executive’s choosing. The Company will also promptly pay, or reimburse, Executive for the reasonable legal fees and expenses he incurred in the negotiation and preparation of this Agreement and related documents, not to exceed twenty-five thousand dollars ($25,000) in the aggregate, upon submission of appropriate invoices.

3.6 Equity and Stock Options. Subject to the approval of the Compensation & Nominations Committee of the Board of Directors of Holdings, and if such approval is received, to the terms and conditions of the applicable plan document and one or more separate Award Agreements awarding non-qualified stock options (the “Options” subject to the respective “Option Agreements”) to which Executive must agree in writing:

3.6.1 Within thirty (30) days following the date such grant is approved, contingent upon Executive purchasing shares of Common Stock as described in Section 2.5, the Company shall grant Executive options to purchase a number of whole shares of Common Stock equal to the quotient derived from (i) one million dollars ($1,000,000), divided by (ii) the fair value of an option to purchase one share of Common Stock at the fair market value of such share, determined on the grant date as described in Section 2.5 (rounded down to the nearest whole share). Fair value shall be conclusively established by the Compensation & Nominations Committee of the Board based upon the opinion of the Company’s financial accounting firm or a nationally recognized investment bank using an appropriate valuation approach for the Company stock and an approach for valuing options that meets generally accepted accounting principles, and without regard to any vesting conditions or other lapse restrictions applicable to such Options. Such valuation methods shall be consistent with the Company’s past practice for other executive grants.

3.6.2 Within thirty (30) days following the date such grant is approved, the Company shall grant Executive options to purchase one million (1,000,000) shares of Common Stock at the fair market value of such shares on the grant date.

Options issued under Section 3.6.1 shall vest and become exercisable as to one-thirty-sixth (1/36th) of the total number of whole shares (rounded down to the nearest whole share) subject to each such Option on the last day of each calendar month coincident with or after the grant date. Options issued under Section 3.6.2 shall vest and become exercisable as to 20% of the total number of shares subject to each such Option on each of the first, second, third, fourth and fifth anniversaries of the grant date. All shares issued upon exercise of an Option shall be subject to the terms of the Shareholders Agreement, and Executive shall reexecute a “Joinder Agreement” as required to evidence this.

3.6.3 The Option grants under Section 3.6.1 and 3.6.2 are intended to be the exclusive grants available to Executive over the term of this Agreement. If, however, upon an initial public offering of the Company, the issue price of shares in the offering is less than the strike price of the Option shares in Section 3.6.2, the Board will consider a further equity award or other adjustment to compensation to preserve the economic benefit to Executive intended at the time of grant. Whether to make any further award or adjustment shall be in the sole discretion of the Board.

3.7 Reservation of Rights. Except as set forth in Section 3.6, nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 3.2 through 3.5. Any amendments, modifications, revisions and revocations of these plans, programs and/or benefits shall apply to Executive to the same extent as they apply to other executives generally (unless more favorable to Executive).

3.8 Offset of Disability Benefits. If, at any time during which Executive is receiving salary or post-termination payments from the Company, he receives payments on account of mental or physical disability from any Company-provided plan, then the Company, at its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

3.9 Signing Bonus. Executive will receive a one-time signing bonus of two hundred fifty thousand dollars ($250,000) within thirty (30) days of commencement of his employment hereunder. Executive shall repay the entire amount of such signing bonus to the Company (without interest and net of applicable taxes) in the event his employment hereunder is terminated by the Company with Cause, or voluntarily by Executive without Good Reason, within one year of the date of this Agreement, and shall repay fifty (50) percent of such payment in the event his employment hereunder is terminated by the Company with Cause, or voluntarily by Executive without Good Reason, after one year but within two years of the date of this Agreement.

3.10 Clawback of Incentive Compensation. Any incentive compensation payable under this Agreement shall be subject to any policy, whether in existence as of the effective date of this Agreement or later adopted, established by the Company that provides for the clawback or recovery of amounts due to restatement of the Company’s financial records or due to fraud or other malfeasance in connection with the eligibility for or calculation of any amounts, that were paid to Executive under circumstances requiring clawback or recovery as set forth in such policy. The Company shall not apply such policy retroactively to Executive except to the extent it deems warranted, in good faith, due to Executive’s own fraud or malfeasance. The Company will make any determinations for clawback or recover in its sole discretion and in accordance with such policy and any applicable law or regulation; provided that such policy is generally applicable to other executive officers.

4. TERM OF EMPLOYMENT. The term of employment shall commence on April 30, 2012, and continue until terminated as set forth herein:

4.1 Voluntary Termination without Cause or Good Reason. Either party may terminate the employment relationship without cause at any time upon giving the other party sixty (60) days written notice.

4.2 Death. The Agreement shall automatically terminate upon the Executive’s death.

4.3 Disability. The Company may terminate the Agreement at any time upon written notice to Executive due to Executive’s physical or mental inability to perform the essential functions of his duties satisfactorily for (i) such period as shall entitle Executive to receive benefits under the Company’s long-term disability plan or, (ii) if earlier, 180 consecutive days or 180 days in total within a 365-day period as determined by the Company in its reasonable discretion and in accordance with applicable law.

4.4 Cause. The Company may terminate Executive’s employment relationship immediately upon written notice to Executive at any time for the following reasons which shall constitute “Cause”: As used herein, Cause means: (i) any willful misconduct or omission by Executive that demonstrably and materially injures or has the potential to materially injure the Company or its affiliates; (ii) gross negligence or willful misconduct by Executive in the performance of his duties; (iii) any material act by Executive of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or its affiliates; (iv) Executive being indicted for, convicted of, confessing to, or becoming the subject of proceedings that provide a reasonable basis for the Company to believe that Executive has engaged in, a felony or in any other crime involving dishonesty or moral turpitude; (v) a material violation of a provision of the Company’s code of conduct or ethics policy; (vi) breach of fiduciary duty to the Company or its affiliates, or (vii) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which will be given within sixty (60) days of the Company’s knowledge of the occurrence of the material breach. For purposes of this Agreement, an act or failure to act will be considered “willful” only if done or omitted to be done without Executive’s good faith reasonable belief that such act or failure to act was in the best interests of the Company.

4.5 By Executive for Good Reason. Executive may terminate Executive’s employment for “Good Reason” if, without the consent of the Executive, any of the following events occur: (i) a change to the Executive’s reporting relationship such that he is no longer reporting to the Board or to a Committee of the Board as the

Chief Executive Officer, or, in the case of a Change in Control, he is no longer the most senior officer of the entity with authority and responsibility for the Company’s business; (ii) the Executive’s annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced, other than due to an across-the-board reduction of not more than twenty (20) percent attributable to economic conditions and applicable to all executive employees of the Company; (iii) a material diminution in Executive’s status, duties or responsibilities, making his position inconsistent with his duties as Chief Executive Officer; (iv) prior to an initial public offering, his removal from, or failure to be nominated for or elected to membership on, the Board, other than due to investigation of possible wrongdoing (with reinstatement at the conclusion of such investigation if grounds for dismissal are not found) or prior notice of termination of employment; (v) failure of the Company to issue the Options contemplated under Section 3.6.1 or 3.6.2; (vi) a relocation of Executive’s principal worksite by more than fifty (50) miles, unless the Company has proffered an appropriate executive relocation package to defray the Executive’s expenses and associated costs of such relocation; or (vii) the Company’s material breach of this Agreement, including the provisions of Sections 11, 12 or 17 of this Agreement. Executive agrees to provide the Company with written notice of the event constituting Good Reason within ninety (90) days of becoming aware of the actions or inactions of the Company giving rise to such Good Reason. Such termination for Good Reason shall become effective thirty (30) days following Executive’s written notice, provided the Company has not cured the actions or inactions giving rise to Executive’s notice of termination for Good Reason.

4.6 Survival of Provisions. This Agreement shall terminate upon the termination of the employment relationship with the following exceptions: Section 5 (Compensation and Benefits upon Termination), Section 6 (Trade Secrets, Confidential Information, Company Property and Competitive Business Activities), Section 7 (Intellectual Property Ownership), Section 8 (License), Section 9 (Release) shall survive the termination of Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination.

5. COMPENSATION AND BENEFITS UPON TERMINATION. The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company. Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates.

5.1 Terminations Ineligible for Severance. In the event that Executive terminates his employment with the Company under Section 4.1 without Good Reason, or his employment with the Company is terminated due to death or disability under Section 4.2 or 4.3 or by the Company due to Cause under Section 4.4, as soon as reasonably practicable after such termination the Company shall pay Executive (or his beneficiary in the event of his death) a lump sum equal to any unpaid base salary as described in Section 3.1 that has accrued as of the date of termination, any unreimbursed expenses due to Executive, and any earned but unpaid annual incentive pursuant to the program described in Section 3.2 (provided that Executive is employed on March 1 of the year following the year to which such incentive relates). The Executive shall also be entitled to benefits under the Company’s retirement or welfare benefit plans and programs to the extent provided therein.

Notwithstanding the foregoing, in the event of Executive’s termination due to death or disability under Section 4.2 or 4.3, (i) earned but unpaid annual incentive shall be paid for the calendar year preceding the year of termination without regard to whether Executive was employed on the following March 1; and (ii) if Executive’s termination occurs after the first quarter of the year, prorated annual incentive for the calendar year of termination shall be determined based upon actual performance and paid at the time such bonus would otherwise be paid to an executive continuing in active employment.

5.2 Terminations Eligible for Severance. If the Company terminates Executive’s employment pursuant to Section 4.1 without Cause, or if Executive terminates his employment with the Company for Good Reason under Section 4.5, then, in addition to the payments and benefits described in Section 5.1, the Company shall, contingent upon Executive providing the Release described in Section 5.3 within the time provided and complying with the terms thereof and with the provisions of Sections 6, 7, 8 and 9 hereof, (i) pay Executive a total aggregate amount equal to two (2) times the sum of his then current annual base salary under Section 3.1 plus his target annual bonus under Section 3.2, over the twenty-four (24) month period commencing on the date of Executive’s termination of employment; (ii) pay Executive an aggregate amount equal to eighty thousand dollars ($80,000) (representing 24 months of executive benefit allowance in Section 3.4); (iii) pay Executive a lump sum payment equal to twenty-four (24) multiplied by the Company’s monthly cost (on a group basis) for providing the type of medical, dental, vision, long term disability and term life insurance coverage, as applicable, in effect for Executive (e.g., family coverage v. employee-only coverage) at the time of his termination, payable in a one-time lump sum payment; (iv) pay annual incentive as, and at the time described in, the second paragraph of Section 5.1 with respect to terminations due to death or disability; (v) provide continued vesting of the Options over the twenty-four (24) month period commencing on the date of Executive’s termination of employment (or such earlier date as the Company’s obligations hereunder cease due to Executive’s failure to comply with the terms of the Release or with the provisions of Sections 6, 7, 8 and 9 hereof); provided, however, that any Options that were vested on the Executive’s date of termination shall be exercisable in accordance with the terms of the applicable Option Agreement and the period for exercise shall not be extended hereby, and Options that vest under this clause (v) shall be exercisable in accordance with the terms of the applicable Option Agreement as though the Executive terminates employment on the last day of such extended vesting period; and (vi) forgive any obligation of the Executive to repay relocation expenses under Section 3.4. Clause (v) of the preceding sentence shall supersede and replace any contrary provision of the applicable Option Agreement.

5.2.1 Except as provided in Section 5.2.2, the amounts in clauses (i) and (ii) of the preceding paragraph shall be paid in equal monthly installments on the same payroll schedule applicable to Executive immediately prior to his termination of employment commencing on the first such payroll date on or following the tenth (10th) day after the date on which the Release required by Section 5.3 becomes effective and non-revocable. If the period for review of the Release ends in a later calendar year, such first payment shall be made in the later calendar year. The lump sum payment in clause (iii) of Section 5.2 shall be paid with the first installment payment under the preceding sentences. Any amounts that are withheld from payment pending the Release becoming effective shall be paid with the first installment payment following the Release effective date and shall not extend the payment period.

5.2.2 Notwithstanding the foregoing, if Executive is entitled to severance pay under Section 5.2 as a result of a termination of employment occurring within twenty-four (24) months after a Change in Control which also meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. Section 1.409A-3(i)(5) (or successor provision), the payments in clauses (i), (ii) and (iii) of the first paragraph of Section 5.2 shall be paid in a single lump sum on the first date as of which severance would otherwise be paid as described in Section 5.2.1.

5.2.3 Executive shall bear full responsibility for applying for COBRA continuation coverage and for obtaining coverage under any other insurance policy following termination of employment, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental, long term disability or term life insurance coverage.

5.2.4 At any time when the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, if the Company’s independent public accountants (the “Accountants”) determine that any amount under this Agreement or otherwise payable to Executive constitutes a “parachute payment” within the meaning of Section 280G of the Code (any such amount, a “Parachute Payment”), will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), if Executive requests shareholder approval of such Parachute Payments and waives his right to receive all or a portion of the Parachute Payments unless such Parachute Payments are approved by the shareholders pursuant to Treas. Reg. Section 1.280G-1, Q&A-7 (or successor provision), the Company shall in good faith use its best efforts to seek approval of payment of such waived Parachute Payments in accordance with the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7 (or successor provision).

5.2.5 In the event amounts payable hereunder are contingent on a Change in Control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to you in connection with this Agreement or otherwise (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement. If Payments are reduced pursuant to this paragraph, cash severance payments under Section 5.2(i), (ii) or (iii) shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

5.3 Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments under Section 5.2 (except for payments referenced in Section 5.1) is conditioned upon Executive’s execution of an enforceable release of all claims against the Company and its Affiliates, and employees, directors and officers thereof, substantially in the form attached hereto, with only such changes as counsel to the Company advises are required to comply with applicable law, (the “Release”) and his compliance with such agreement and with Sections 6, 7, 8 and 9 of this Agreement. If Executive chooses not to execute the Release within the time provided, or fails to comply with the Release or these sections, then the Company’s obligation to compensate him ceases on the employment termination date except as to amounts described in Section 5.1. The form or Release of claims shall be provided to Executive within seven (7) days of his termination of employment and Executive must execute it within the time period specified in the Release (which shall not be less than twenty-one (21) days nor longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

6. TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Executive acknowledges that: (i) the Company and its Affiliates have worldwide business operations, a worldwide customer base, and are engaged in the business of contract research, sales and marketing, healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries; (ii) by virtue of his employment by and upper-level position with the Company, he has or will have access to Trade Secrets and Confidential Information (as defined in Sections 6.1(5) and 6.1(6)) of the Company and its Affiliates, including valuable information about their worldwide business operations and entities with whom they do business in various locations throughout the world, and has developed or will develop relationships with their customers and others with whom they do business in various locations throughout the world; and (iii) the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities’ provisions set forth in this Agreement are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him/her to understand the scope of the restrictions imposed on him/her.

6.1 Trade Secrets and Confidential Information. Executive acknowledges that: (1) the Company and/or its Affiliates will disclose to him/her certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company and/or its Affiliates (or a third party providing such information to the Company and/or its Affiliates) and the Company and/or its Affiliates or such third party owns all worldwide rights therein under patent, copyright, trademarks, trade secret, confidential information or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Executive does not confer upon him/her any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

6.1(1) Executive may use the Trade Secrets and Confidential Information only while he is employed or otherwise retained by the Company and only then in accordance with applicable Company policies and procedures and solely for the Company’s benefit. Except as authorized in the performance of services for the Company, Executive will hold in confidence and will not, either directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Company’s request, Executive shall return Trade Secrets and Confidential Information and all related materials.

6.1(2) If Executive is required to disclose Trade Secrets or Confidential Information pursuant to a court order, subpoena or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, subpoena, other government process or claims.

6.1(3) Executive’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.

6.1(4) Executive’s obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and/or its Affiliates and for fifteen (15) years thereafter.

6.1(5) As used in this Agreement, “Trade Secrets” means information of the Company, its Affiliates and its and/or their licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.1(6) As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement; provided, however, Confidential Information shall not include information which is (i) generally known outside the Company and its Affiliates or in the public domain; (ii) becomes public knowledge through no fault of Executive; (iii) can be conclusively demonstrated by Executive to have been rightfully in the possession of Executive prior to the disclosure of such information to Executive; or (iv) is supplied to Executive by a third party without binder of secrecy, so long as to the knowledge of Executive that third party had no obligation to the Company or any of its Affiliates to maintain such information in confidence.

6.2 Company Property. Upon termination of his employment, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company and/or Affiliates property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company and/or Affiliates client, or Company and/or Affiliates business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

6.3 Competitive Business Activities. During his employment and for twenty-four (24) months following his effective termination date (regardless of the reason for the termination and regardless of whether initiated by Executive or Company), Executive will not engage in the following activities:

6.3.1(a) on Executive’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, directly or indirectly:

(i) compete with the business of the Company, or any of its Affiliates (other than an Affiliate primarily engaged in investment activities) with whom Executive worked or about whom Executive has significant knowledge (each, a “Restricted Affiliate”), within the geographical areas set forth in Section 6.3.2; except that Executive, without violating this provision, may become employed by any company which is engaged in the integrated development, discovery, manufacture, marketing and sale of pharmaceutical drugs that does not engage in contract sales and/or research;

(ii) within the geographical areas set forth in Section 6.3.2, solicit or do business which competes with the business engaged in by the Company or a Restricted Affiliate, from or with persons or entities: (A) who are customers of the Company or a Restricted Affiliate; (B) who Executive or someone for whom he was responsible solicited, negotiated, contracted or serviced on the Company’s or a Restricted Affiliate’s behalf; or (C) who were customers of the Company or a Restricted Affiliate at any time during the last year of Executive’s employment with the Company;

(iii) offer employment to or solicit directly or indirectly for employment any managerial or higher level employee or other person who had been employed by the Company and/or its Affiliates during the last year of Executive’s employment with the Company, unless such individual’s employment with the Company terminated more than twelve (12) months prior to the offer or solicitation; or

6.3.1(b) directly or indirectly take any action which is materially detrimental or otherwise intended to be adverse to the Company’s and/or Affiliates’ goodwill, name, business relations, prospects and operations.

6.3.2 The restrictions set forth in Section 6.3 apply to the following geographical areas: (i) within a 60-mile radius of the Company and/or its Affiliates where the Executive had an office during the Executive’s employment with the Company and/or its Affiliates; (ii) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Executive’s substantial services were provided, or for which Executive had substantial responsibility, or in which Executive performed substantial work on Company and/or Affiliates’ projects, while employed by the Company; and (iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Company and/or its Affiliates is located or does or, during Executive’s employment with Company, did business.

6.3.3 Notwithstanding the foregoing, Executive’s ownership, directly or indirectly, of not more than one (1) percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national or foreign securities exchange or in the over-the-counter market shall not violate Section 6.3.

6.4 Remedies. Executive acknowledges that his failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate and thus the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive’s actual or threatened failure to abide by these provisions. If the Company prevails in any action seeking to enforce the foregoing provisions of this Agreement, or is otherwise successful in obtaining preliminary or permanent injunctive relief with regard to Executive’s actions or threatened actions and Executive does not cure such failure within fifteen (15) business days thereafter to the good faith satisfaction of the Board: (i) the Company will be released of its obligations under this Agreement to make any post-termination payments, including but not limited to those otherwise available pursuant to Sections 5.2 or 5.4; (ii) Executive will return all post-termination payments received pursuant to this Agreement, including but not limited to those received pursuant to Sections 5.2; and (iii) if, as a result of Executive’s failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions, any commission or fee becomes payable to Executive or to any person, corporation or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue payments under this provision and/or Executive returns all post-termination payments received pursuant to this Agreement, Executive shall remain obligated to abide by the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities provisions set forth in this Agreement.

6.5 Tolling. The period during which Executive must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.

6.6 Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Executive’s obligations or the Company’s and/or its Affiliates’ rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition or intellectual property which Executive has executed in the past or may execute in the future or contemporaneously with this Agreement.

7. INTELLECTUAL PROPERTY OWNERSHIP.

7.1 As used in this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), improvements, modifications, discoveries, methods, developments, picture, audio, video, artistic works and all works of authorship, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information or other property right, created or developed in whole or in part by Executive, while employed by the Company (whether developed during work hours or not), whether prior or subsequent to the date of this Agreement.

7.2 All Work Product shall be considered work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations and any other protection available in the Work Product. Executive agrees to perform, during or after his employment, such further acts which the Company requests as may be necessary or desirable to transfer, perfect and defend its ownership of the Work Product.

7.3 Notwithstanding the foregoing, this Agreement shall not require assignment of any invention that: (i) Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, Trade Secrets or Confidential Information; and (ii) does not relate to the Company’s business or actual or anticipated research or development or result from any work performed by Executive for the Company.

7.4 Executive shall promptly disclose to the Company in writing all Work Product conceived, developed or made by him/her, individually or jointly.

8. LICENSE. To the extent that any preexisting materials are contained in Work Product which Executive delivers to the Company or its customers, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (ii) authorize others to do any of the foregoing.

9. RELEASE. Executive acknowledges that: (i) as a part of his services, he may provide his image, likeness, voice or other characteristics; and (ii) the Company may use his image, likeness, voice or other characteristics and expressly releases the Company, its Affiliates and its and/or their agents, employees, licensees and assigns from and against any and all claims which he has or may have for invasion of privacy, right of privacy, defamation, copyright infringement or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast or exhibition of such characteristics.

10. CHANGE IN CONTROL.

10.1 For purposes of the Agreement, a “Change in Control” shall mean the occurrence of any one of the following:

(A) An acquisition (other than directly from the Company) of any voting securities of the Company by any “Person” (as such term is used in Section 3(A)(9), 13(D)(2) and 14(D)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)), after which such Person, together with its “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of more than one-half (50%) of the total voting power of the company’s then outstanding voting securities, but excluding any such acquisition by the Company, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by the Company (for purposes hereof, a “Subsidiary”), any employee benefit plan of the Company or any of its Subsidiaries (including any Person acting as trustee or other fiduciary for any such plan), or by or for the benefit of Dennis Gillings and/or his family;

(B) The shareholders of the Company approve a merger, share exchange, consolidation or reorganization involving the Company and any other corporation or other entity that is not controlled by the Company, as a result of which less than one-half (50%) of the total voting power of the outstanding voting securities of the Company or of the successor corporation or entity after such transaction is held in the aggregate by the holders of the Company’s voting securities immediately prior to such transaction; or

(C) The shareholders of the Company approve a liquidation or dissolution of the company, or approve the sale or other disposition by the Company of all or substantially all of the Company’s assets to any Person (other than a transfer to a Subsidiary of the Company).

(D) For the avoidance of doubt, the consummation of an initial public offering of the Company’s common stock registered under the Securities Act of 1933, as amended, whether shares are sold by the Company, selling shareholders or both, shall not constitute a Change in Control.

10.2 Upon a Change in Control, all then outstanding Options shall become vested and exercisable, notwithstanding any contrary provision of the applicable Option Agreement..

11. REPRESENTATIONS OF THE PARTIES. Executive represents and warrants to the Company that his employment and obligations under this Agreement will not and he will not: (i) breach any duty or obligation he owes to another or (ii) violate any United States or state law, international laws of which he has or should reasonably be expected to have knowledge (except to the extent inconsistent with United States or applicable state law), recognized ethics standard or recognized business custom. The Company represents and warrants to Executive that it will not (i) breach any duty or obligation it owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

12. OFFICERS AND DIRECTORS INDEMNIFICATION PROVISIONS. To the extent Executive serves as a Company and/or Affiliate officer or director, Executive shall be entitled to insurance under Company’s directors’ and officers’ indemnification policies comparable to any such insurance covering executives of the applicable entity serving in similar capacities but, in any event a minimum of $15 million of coverage prior to any public offering of the Company’s equity securities and $25 million upon such event and thereafter. Further, the Company’s bylaws shall contain provisions granting to Executive the maximum indemnity protection allowed under applicable law and the Company hereby agrees to indemnify and hold harmless Executive in accordance with such maximum indemnity protection allowed under applicable law.

13. NOTICES. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (i) upon delivery if delivered personally; (ii) on the fifth (5th) day after being deposited with the U.S. Postal Service if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below; (iii) on the next day after being deposited with a reliable overnight delivery service; or (iv) upon receipt of an answer back confirmation, if transmitted by telefax, addressed to the below indicated telefax number. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and telefax number (if any) of the parties shall be as follows:

If to the Executive, to:	Thomas Pike
15 Foxglove Drive
Warren, N.J. 07059

If to the Company, to:	Quintiles Transnational Corp.
4820 Emperor Blvd.
Durham, North Carolina 27703
Attn: General Counsel

provided that: (A) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (B) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above,

14. WAIVER OF BREACH. The Company’s or Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

15. ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement (including attachments) and the Option Agreements: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

16. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

17. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. The Company, at its discretion, may assign this Agreement to an affiliate or a successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement. Because this Agreement is personal to Executive, Executive may not assign this Agreement.

18. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement.

19. SECTION 409A OF THE CODE. The parties intend that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, however, that the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

19.1 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A.

19.2 Separate Payments, Reimbursements and In-Kind Benefits. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

19.3 Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment, or until Executive’s death (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive is identified as a Key Employee on an Identification Date, then Executive shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

20. WITHHOLDING. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

22. APPROVAL. This Agreement is not valid unless and until it is approved by the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

Executive Signature	/s/ Thomas Pike

Date	4-12-12

Quintiles Signature	/s/ Michael Mortimer

Name & Title	Executive Vice President

Date	4-12-12

GENERAL RELEASE

THIS AGREEMENT, dated as of                  (the “Agreement”), by and between Quintiles Transnational Corp., a North Carolina corporation (the “Company”) and Thomas Pike (the “Executive”) (collectively the “Parties”).

WHEREAS, Company and Executive are parties to an Executive Employment Agreement, dated             , 2012 (the “Employment Agreement”);

WHEREAS, the Parties have agreed that in conjunction with the terms of Section 4.1 of the Employment Agreement to terminate both the Employment Agreement and Executive’s employment with the Company as of                 ; and

WHEREAS, the Parties desire to set forth their agreement relating to the terms and conditions of such termination.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Termination.

The Parties have agreed that the Employment Agreement and Executive’s employment with the Company and all Affiliates (as such term is defined in the Employment Agreement) shall terminate on                  (the “Termination Date”) and that any obligation of the Company to otherwise make payments and/or provide benefits thereafter are hereby rendered null and void as the result of the agreed upon termination of the Employment Agreement. The Executive further resigns from all board of director, officer and fiduciary positions he holds with the Company or any Affiliate. The payments and benefits provided by this Agreement represent the full extent of Company’s obligation to Executive at the time of termination. In order to receive such payments and benefits, Executive understands that he must execute this Agreement by the close of the twenty-one (21) calendar day consideration period described below in Section 10(c)(ii) and not revoke his agreement during the seven (7) calendar day revocation period described below in Section 13. Executive acknowledges that the payments and benefits provided by this Agreement are adequate consideration for the covenants and promises that he makes herein.

2.	Compensation and Benefits Until the Termination Date.

Company shall pay Executive, whether or not he executes this Agreement, all salary and accrued vacation earned as of the Termination Date, subject to applicable deductions and withholdings, no later than the first regularly scheduled payroll cycle following the Termination Date

3.	Separation Benefits and Other Consideration.

(a) Executive shall be provided with the separation payments and benefits described in Section 5.2 of the Employment Agreement, which also describes the terms and conditions which must be met in order to receive such payments and benefits.

(b) The Executive acknowledges that as of the Termination Date, except as provided in this Agreement, he will not be entitled to any other payments, benefits or perquisites from the Company.

4.	Trade Secrets, Confidential Information, Company Property, and Competitive Business Activities.

Section 6 of the Employment Agreement is incorporated by reference into this Agreement and the parties are hereby bound by the terms contained therein.

5.	Intellectual Property Ownership.

Section 7 of the Employment Agreement is incorporated by reference into this Agreement and the parties are hereby bound by the terms contained therein.

6.	License.

Section 8 of the Employment Agreement is incorporated by reference into this Agreement and the parties are hereby bound by the terms contained therein.

7.	Release.

Section 9 of the Employment Agreement is incorporated by reference into this Agreement and the parties are hereby bound by the terms contained therein.

8.	Non-Disparagement.

The Executive shall not make any public statement, or encourage any other person to make any public statement, that disparages or defames the Company or any Affiliate, or any current or former board member, executive or employee of the Company. Nothing in this Agreement shall prohibit any person from making truthful statements, or disclosing documents or information, when required by law or by order of any court, governmental agency, legislative body, or other person with apparent jurisdiction to require such statements or disclosure. In response to any reference requests from prospective employers, the Company agrees to respond by providing information regarding Executive’s dates of employment and job title. The Company’s Executive Committee and Board Members shall not make any public statements or release information intended to disparage or defame Executive or discuss publicly any matters giving rise to this Agreement. Executive and Company agree that each shall be entitled to enforce the provisions of this paragraph by seeking an injunction to prevent violation thereof in addition to any other remedies available at law or in equity.

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9.	Confidentiality of Agreement.

The Parties shall treat this Agreement as confidential and shall not disclose it, its terms or the negotiations leading to the parties entering into this Agreement, other than: (a) as required by law or by a court, governmental agency, legislative body, or other person with apparent jurisdiction to order disclosure; (b) in confidence to their professional legal, financial, tax, estate planning and/or accounting advisors; (c) in the case of the Executive, in confidence to members of his immediate family; (d) in the case of the Executive, the provisions of Sections 4, 5, 6, 7, 8 and 9 may be disclosed in confidence to any potential employer; (e) in the case of the Executive, in confidential disclosures in deal diligence and/or (f) as reasonably necessary to enforce its terms.

10.	Release of Claims.

(a) General Release by Executive. In consideration of the payments and benefits provided to the Executive under this Agreement, and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its Affiliates and each of its respective officers, employees, members of the Management Committee, Board Members, managers, shareholders, benefit plans and trustees and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, including but not limited to The Age Discrimination in Employment Act of 1967, as amended, The Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the North Carolina Equal Employment Practices Act, North Carolina Persons with Disabilities Protection Act, North Carolina Retaliatory Employment Discrimination Law, North Carolina Wage and Hour Act, North Carolina Lawful Products Use Act, North Carolina Parental Leave for School Involvement Law, and any other federal, state or local statute or ordinance, arising out of (A) the Executive’s employment or board relationship with and service as an employee, director, officer or manager of the Company or any Affiliate, and the termination of such relationship or service, (B) the Employment Agreement and any other agreements to which the Company or any Affiliate and the Executive are or have been parties that govern the employment relationship, including, but not limited to, the Employment Agreement dated April     , 2012, or (C) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of this Agreement; provided, however, that the release set forth in this Section 10(a) shall not apply to (1) the obligations of the Company under this Agreement, (2) any indemnification rights the Executive may have pursuant to Section 11 of this Agreement and pursuant to the Company’s governance instruments or policies or under any director and officer liability insurance maintained by the Company or any such indemnification rights Executive may have with any previous employer which is affiliated with the Company, and (3) any rights he may have as a shareholder of the Company or any of its affiliates. The Releasors further agree that the payments and benefits described in the Employment Agreement and this Agreement shall be in

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full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer and director of the Company and the termination thereof, as of the date of this Agreement and the date Executive executes the second original of this Agreement.

(b) Exclusions From General Release. In addition to the limitations set forth in Section 10(a) above and notwithstanding anything to the contrary contained elsewhere in this Agreement, the following shall also be excluded from the General Release: any claims or rights which cannot be waived by law, including Executive’s right to accrued but unused vacation, accrued but unpaid salary and any vested rights Executive may have in any existing Company benefit plan or under any benefit plan in which Executive may have been a participant with any previous employer affiliated with the Company. Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, expressly waiving Executive’s right to recover any form of monetary or other damages or any form of recovery or relief in connection with any such investigation or action or in connection with any such investigation action brought by a third party against the Company.

(c) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company, and each of its respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act and otherwise, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by this Agreement to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA; (ii) the Executive will have a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto before executing this Agreement and will have seven (7) days to revoke the Agreement after executing the same, by notifying the Company’s Chief Human Resources Officer in writing regarding any such notification via FedEx or regular mail post-marked within this seven (7) day period; (iii) the Executive is providing the release set forth in this Section 10 only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(d) Specific Release of Whistleblower Claims Executive releases any claims concerning any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act, the Dodd-Frank Act, or any other federal or state whistleblower protection statutes.

(e) Covenant Not To Sue. A “covenant not to sue” is a promise not to file a claim against the Company. It is different from the General Release of claims contained in

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Section 10(a), above. Pursuant to the covenant not to sue, Executive is agreeing not to bring a claim against the Company in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release in Section 10(a), above; its being expressly understood, however, that this covenant does not apply to any claim, action or proceeding brought by Executive with respect to the Company’s obligations under this Agreement and also does not apply to Executive’s rights which are not released by Executive pursuant to this Section 10. There is furthermore , an exception to the covenant not to sue as it relates solely to the Age Discrimination in Employment Act. Pursuant to the Age Discrimination Act, Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement without violating this Agreement.

If Executive sues the Company in violation of the foregoing covenant not to sue, Executive agrees that Executive will forfeit and be liable to Company for the return of all money and other benefits granted to Executive hereunder, with the exception of $100.00 and Executive will pay all reasonable fees, costs and expenses incurred by the Company in defending against any such suit, including reasonable attorneys’ fees. Further, if Executive sues in violation of this Agreement, the Company shall be excused from making any further payments or continuing any other benefits otherwise promised in Section 3 of this Agreement.

(f) General Release by Company and Affiliates. The Company and its Affiliates hereby release Executive from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, known or unknown, except for claims related to fraud, financial improprieties, or violations of any statute, rule or regulation, including the rules of the SEC or any self-regulatory organization such as FINRA.

11.	Officers And Directors Indemnification.

Section 12 of the Employment Agreement is incorporated by reference into this Agreement and the parties are hereby bound by the terms contained therein.

12.	Miscellaneous.

(a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had at any point with the Company (including, without limitation, the Employment Agreement ), except to the extent that provisions of such agreement plan or arrangement are expressly incorporated herein by reference. This Agreement may be amended only by a written document signed by the parties hereto.

(b) Withholding Taxes. Any and all payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable federal, state and local withholding taxes.

(c) Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of

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such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

(d) Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

If to the Executive:	Thomas Pike

at his last known address in the Company’s personnel records

If to the Company:	Quintiles Transnational Corp.

c/o Michael Mortimer Chief Human Resources Officer 4820 Emperor Blvd Durham, NC 27703

or to such other address as either party may furnish to the other in writing in accordance with this Section 12(d). Notices and communications shall be effective only upon receipt.

(e) Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f) Execution. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement. Facsimile signatures upon this Agreement and signatures upon this Agreement which are transmitted by email attachment shall each have the same legal and binding effect as original signatures.

(g) Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns. The Executive’s rights or obligations hereunder may not be assigned without the prior written consent of the Company other than by will or in accordance with laws of intestate succession.

(h) Due Execution. The Company represents that all appropriate actions on its part necessary for the due and valid authorization, execution, delivery and performance of this Agreement has been taken. The individual executing this Agreement on behalf of the Company hereby represents that he has all required authority to execute this Agreement in the capacity listed and has been duly authorized by the Company.

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(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to North Carolina choice of law provisions.

13.	Revocation.

This General Release may be revoked by the Executive within the seven (7)-day period commencing on the date the Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and the Executive has executed this Agreement as of the date set forth below.

Quintiles Transnational Corp.

By:	/s/ Michael Mortimer

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

ACCEPTED AND AGREED:

Thomas Pike

Date:

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